Exhibit 10.4

EXECUTION COPY

$479,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

among

VIRGIN MOBILE USA, LLC,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Syndication Agent,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of July 19, 2006

J.P. MORGAN SECURITIES INC.	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Joint Lead Arrangers and Joint Bookrunners

i

4.2	No Change	32

4.3	Existence; Compliance with Law	32

4.4	Power; Authorization; Enforceable Obligations	32

4.5	No Legal Bar	33

4.6	Litigation	33

4.7	No Default	33

4.8	Ownership of Property; Liens	33

4.9	Intellectual Property	33

4.10	Taxes	33

4.11	Federal Regulations	33

4.12	Labor Matters	34

4.13	ERISA	34

4.14	Investment Company Act; Other Regulations	34

4.15	Subsidiaries	34

4.16	[INTENTIONALLY OMITTED]	34

4.17	Environmental Matters	34

4.18	Accuracy of Information, etc	35

4.19	Security Documents	36

4.20	Solvency	36

4.21	[RESERVED]	36

4.22	[INTENTIONALLY OMITTED]	36

SECTION 5.	CONDITIONS PRECEDENT	36

5.1	Conditions to Effectiveness	36

5.2	[INTENTIONALLY OMITTED]	38

SECTION 6.	AFFIRMATIVE COVENANTS	38

6.1	Financial Statements	38

6.2	Certificates; Other Information	39

6.3	Payment of Obligations	40

6.4	Maintenance of Existence; Compliance	40

6.5	Maintenance of Property; Insurance	40

6.6	Inspection of Property; Books and Records; Discussions	41

6.7	Notices	41

6.8	Environmental Laws	42

6.9	Interest Rate Protection	42

6.10	Additional Collateral, etc	42

6.11	Credit Rating	43

6.12	Working Capital	43

6.13	Deposit Account Control Agreements	43

6.14	Mortgages	44

SECTION 7.	NEGATIVE COVENANTS	44

7.1	Financial Condition Covenants	44

7.2	Indebtedness	45

7.3	Liens	46

7.4	Fundamental Changes	48

7.5	Disposition of Property; Capital Stock	49

7.6	Restricted Payments	50

7.7	Capital Expenditures	51

7.8	Investments	51

7.9	Optional Payments and Modifications of Certain Debt Instruments	52

7.10	Transactions with Affiliates	52

7.11	Sales and Leasebacks	52

7.12	Swap Agreements	52

7.13	Changes in Fiscal Periods	53

7.14	Negative Pledge Clauses	53

7.15	Clauses Restricting Subsidiary Distributions	53

7.16	Lines of Business	53

7.17	Amendments to JV Agreements	53

SECTION 8.	EVENTS OF DEFAULT	54

SECTION 9.	THE AGENTS	58

9.1	Appointment	58

9.2	Delegation of Duties	58

9.3	Exculpatory Provisions	58

9.4	Reliance by Administrative Agent	59

9.5	Notice of Default	59

9.6	Non-Reliance on Agents and Other Lenders	59

9.7	Indemnification	60

9.8	Agent in Its Individual Capacity	60

9.9	Successor Administrative Agent	60

9.10	Syndication Agent	61

SECTION 10.	MISCELLANEOUS	61

10.1	Amendments and Waivers	61

10.2	Notices	61

10.3	No Waiver; Cumulative Remedies	62

10.4	Survival of Representations and Warranties	63

10.5	Payment of Expenses and Taxes	63

10.6	Successors and Assigns; Participations and Assignments	64

10.7	Adjustments; Set off	66

10.8	Counterparts	67

10.9	Severability	67

10.10	Integration	67

10.11	GOVERNING LAW	67

10.12	Submission To Jurisdiction; Waivers	67

10.13	Acknowledgements	68

10.14	Releases of Guarantees and Liens	68

10.15	Confidentiality	69

10.16	WAIVERS OF JURY TRIAL	69

10.17	Delivery of Addenda	69

10.18	Patriot Act	69

10.19	Non-Recourse	69

SCHEDULES:
1.1A	Lender Exposure
1.1B	Real Property
1.1C	Subscriber Acquisition Costs
1.1D	Specified Swap Agreements
4.4	Consents, Authorizations, Filings and Notices
4.6	Litigation
4.15	Subsidiaries
4.19(a)	Filing Jurisdictions
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens

EXHIBITS:
A	Form of Amendment to Guarantee and Collateral Agreement
B	Copy of Patent Security Agreement
C	Copy of Trademark Security Agreement
D	Form of Copyright Security Agreement
E	Form of Compliance Certificate
F	Form of Closing Certificate
G	Form of Assignment and Assumption
H	Form of Amendment to Member Agreement
I	Form of Amendment to Consent to Assignment
J	Form of Legal Opinion of Simpson Thacher & Bartlett LLP
K	Form of Exemption Certificate
L	Form of Addendum
M	Form of Subordination Agreement
N	Form of Solvency Certificate
O	Form of Holdings Agreement
P	Form of Joinder

v

AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of July 19, 2006, among, VIRGIN MOBILE USA, LLC, a Delaware limited liability company (the “Borrower”), the Lenders (as defined below), MERRILL LYNCH PIERCE, FENNER & SMITH INCORPORATED, as syndication agent (in such capacity, the “Syndication Agent”), JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and J.P. MORGAN SECURITIES INC. and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as joint lead arrangers and joint bookrunners (in such capacity, the “Arrangers”).

INTRODUCTORY STATEMENT

WHEREAS, the Borrower, the Syndication Agent, the Administrative Agent, the Arrangers and the lenders party thereto (the “Existing Lenders”) are parties to that certain Credit Agreement, dated as of July 14, 2005 (as amended and restated or otherwise modified, the “Existing Credit Agreement”) pursuant to which the Existing Lenders agreed to make revolving loans and a term loan to the Borrower. The term loan is outstanding in the aggregate principal amount of $479,000,000, with interest accrued thereon through the date hereof and accrued and unpaid fees and expenses (together, the “Existing Obligations”);

WHEREAS, the Existing Obligations are secured by substantially all of the personal property of the Borrower pursuant to the Security Documents (as defined herein); and

WHEREAS, the Borrower has requested that the Administrative Agent, the Syndication Agent, the Arrangers and the Lenders agree, and the Administrative Agent, the Syndication Agent, the Arrangers and the Lenders so agree, subject to and upon the terms and conditions set forth herein, that as of the Effective Date (as defined herein), the Existing Obligations be amended, modified, renewed and replaced as follows: (i) the Revolving Commitments (as defined in the Existing Credit Agreement) will be terminated pursuant to that certain Termination Letter, dated as of June 5, 2006 (the “Termination Letter”), and (ii) the Existing Credit Agreement will be restated, modified, amended, renewed and replaced as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR (and including, for the avoidance of doubt, any Eurodollar Loan the terms of which have been varied pursuant to Section 2.12).

“Addendum”: an instrument, substantially in the form of Exhibit L, by which a Lender becomes a party to this Agreement as of the Effective Date.

“Additional Subordinated Debt”: as defined in Section7.2(k).

“Adjustment Date”: as defined in the Pricing Grid.

“Administrative Agent”: as defined in the preamble hereto.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Syndication Agent, the Administrative Agent and the Collateral Agent.

“Agreement”: as defined in the preamble hereto.

“Applicable Margin”: (a) in the case of ABR Loans, 3.95% per annum and (b) in the case of Eurodollar Loans, 4.95% per annum; provided that on and after the first Adjustment Date occurring after the completion of one fiscal quarter of the Borrower after the Effective Date, the Applicable Margin will be determined pursuant to the Pricing Grid.

“Approved Fund”: as defined in Section 10.6(b).

“Arrangers”: as defined in the preamble hereto.

“Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (e) or (f) of Section 7.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,000,000.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit G.

“Benefitted Lender”: as defined in Section 10.7(a).

“Best Buy”: Best Buy Co., Inc., a Minnesota corporation.

“Bluebottle”: Bluebottle USA Holdings L.P., a Delaware limited partnership and an indirect Subsidiary of Virgin Group Investments Limited, a British Virgin Islands registered company.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Business”: as defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of less than 12 months from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing less than 12 months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of less than 12 months from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agency Agreement”: the Collateral Agency Agreement (as the same may be amended and restated, supplemented or otherwise modified, renewed or replaced from time to time), dated as of the date hereof, by and among the Collateral Agent, the Administrative Agent and the Secured Parties.

“Collateral Agent”: as defined in the Guarantee and Collateral Agreement.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit E.

“Consent to Assignment”: a Consent to Assignment, as amended by an amendment substantially in the form of Exhibit I.

“Consolidated Adjusted EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs (including, without limitation, the deferred costs associated with the termination of the Revolving Loans) and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) any fees, costs and expenses associated with the IPO (to the extent incurred within 180 days of the consummation thereof), (d) any fees, costs and expenses associated with any Permitted Acquisition or any other acquisition or investment permitted hereunder (whether or not consummated) not in excess of $1,000,000 in the aggregate, (e) depreciation and amortization expense, (f) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (g) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), (h) any other non-cash charges, (i) any non-cash distribution to Best Buy which constitutes an earnout, (j) any remaining amounts attributable to the cash bonus payments relating to the Original Transaction to management of the Borrower not in excess of $5,400,000, (k) any non-cash restructuring charges or reserves and (l) for each period from January 1, 2006 through June 30, 2006, September 30, 2006 and December 31, 2006, respectively, and thereafter for each trailing twelve months during such period, the aggregate subscriber acquisition costs expended in such period, but only such costs for such period that exceed the budgeted subscriber acquisition costs set forth on Schedule 1.1C (the “Excess Subscriber Costs”) and only if the number of subscribers acquired during the period exceeds the projected number of subscribers for such period set forth on Schedule 1.1C (it being understood that for purposes of calculating such add-back, the cost per subscriber (CPGA) shall not exceed $115 in any fiscal quarter during fiscal year 2006, $107 in any fiscal quarter during fiscal year 2007 and $108 in any fiscal quarter during fiscal year 2008 and thereafter), provided that the aggregate amount of such costs added to Consolidated Net Income for fiscal year 2006 shall not exceed $20,000,000, provided, further that the aggregate amount of such costs added to Consolidated Net Income during the period January 1, 2006 through the date the Loans shall have been paid in full shall not exceed $40,000,000; and minus, (a) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business but excluding up to $10,000,00 in fiscal year 2006 for proceeds received in connection with a judgment or settlement with Nokia relating to the bulk purchase of Nokia Shorty Handsets, as previously disclosed to the Administrative Agent), (iii) income tax credits (to the extent not netted from income tax expense) and (iv) any other non-cash income and (b) any cash payments made during such period in respect of items described in clause (g) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis. For the purposes of calculating Consolidated Adjusted EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, if during such Reference Period the Borrower or any Subsidiary shall have made a Permitted Acquisition, Consolidated Adjusted EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, to the extent such cost savings would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article 11 of Regulation S-X under the Securities Act of 1933, as amended, as interpreted by the staff of the SEC, and as certified by a Responsible Officer of the Borrower) as if such Permitted Acquisition occurred on the first day of such Reference Period.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of loans under the Subordinated Revolving Facility to the extent otherwise included therein.

“Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of (a) the sum of Consolidated Adjusted EBITDA for such period plus 50% of the average daily availability under the Subordinated Revolving Facility during the fiscal quarter ending on the testing date to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”: for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) the aggregate amount actually paid by the Borrower and its Subsidiaries during such period on account of Capital Expenditures (excluding the principal amount of Indebtedness (other than any Loans) incurred in connection with such expenditures), (c) scheduled payments made during such period on account of principal of Indebtedness of the Borrower or any of its Subsidiaries (including scheduled principal payments in respect of the Loans), (d) cash dividends paid by the Borrower and its Subsidiaries during such period pursuant to Section 7.6 and cash payments made in respect of the PIK Notes issued in accordance with Section 7.6(b) and (e) taxes paid during such period by the Borrower and its Subsidiaries.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to the Subordinated Revolving Facility and Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated Adjusted EBITDA for such period.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date (excluding Indebtedness then outstanding under the Subordinated Revolving Facility and any PIK Notes), determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Continuing Directors”: (i) prior to a Holdings Transaction, the directors of the Borrower on the Effective Date, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least 66-2/3% of the then Continuing Directors of the Borrower or such other director is elected to the board of directors of the Borrower by the Permitted Investors pursuant to the LLC Agreement and (ii) upon the consummation of a Holdings Transaction, the directors of Holdings or the IPO Company, as applicable, on the date of such Holdings Transaction, and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdings or the IPO Company is recommended by at least 66-2/3% of the then Continuing Directors of Holdings or such other director receives the vote of the Permitted Investors in his or her election by the shareholders of Holdings or the IPO Company.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Copyright Security Agreement”: the Copyright Security Agreement (as the same may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time), to be executed by the Borrower, the Subsidiary Guarantors and the Collateral Agent, substantially in the form of Exhibit D.

“Deactivated”: an End User (as defined in the PCS Services Agreement) who has voluntarily terminated its Virgin Mobile Service (as defined in the PCS Services Agreement) or whose Virgin Mobile Service has been terminated by the Borrower (it being understood that (i) termination shall mean that such End User no longer has a phone number with the Borrower and (ii) such termination by the Borrower shall occur no more than 150 days from such End User’s last “top-up” of its account).

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Deposit Account Control Agreement”: an agreement in writing, in form and substance reasonably satisfactory to the Collateral Agent, by and among the Collateral Agent, the Borrower and any bank at which any deposit account of the Borrower is at any time maintained which provides that such bank will comply with instructions originated by the Collateral Agent after the occurrence and during the continuance of an Event of Default directing disposition of the funds in the deposit account without further consent by the Borrower and such other terms and conditions as the Collateral Agent may reasonably require.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Distribution Agreement”: any agreement between the Borrower and a retailer pursuant to which the Borrower distributes and/or sells its products.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“ECF Percentage”: 100%; provided, that with respect to each fiscal year of the Borrower ending after December 31, 2006, the ECF Percentage shall be reduced to 75% if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than or equal to 2.5 to 1.0 and the ECF Percentage shall be reduced to 50% if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than 2.0 to 1.0.

“Effective Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied (or waived by the Lenders).

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Equity Investors”: Bluebottle and Sprint Ventures.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate (and including, for the avoidance of doubt, any ABR Loan the terms of which have been varied pursuant to Section 2.12).

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 – Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided, that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Adjusted EBITDA and (ii) decreases in Consolidated Working Capital for such fiscal year less (b) the sum, without duplication, of (i) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (ii) the aggregate amount of all optional prepayments of the Loans during such fiscal year, (iii) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (iv) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of income taxes and interest, (v) cash dividends or distributions permitted by Section 7.6(b) and cash payments made in respect of the PIK Notes issued in accordance with Section 7.6(b) and (vi) increases in Consolidated Working Capital for such fiscal year.

“Excess Cash Flow Application Date”: as defined in Section 2.11(c).

“Excluded Foreign Subsidiary”: any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

“Existing Credit Agreement”: as defined in the Introductory Statement hereto.

“Existing Lenders”: as defined in the Introductory Statement hereto.

“Existing Obligations”: as defined in the Introductory Statement hereto.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Borrower and its Subsidiaries and after a Holdings Transaction, Holdings and its Subsidiaries and any IPO Company.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement (as the same may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time), dated as of July 14, 2005, by and among the Borrower, the Subsidiary Guarantors and the Collateral Agent, as amended by an amendment substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such

Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Holdco Restructuring”: any transaction in which the Borrower remains a limited liability company and a U.S. entity becomes the direct owner of 100% of each class of outstanding Capital Stock of the Borrower.

“Holdings”: (a) in the case of the Holdco Restructuring, the direct parent company which owns 100% of each class of outstanding Capital Stock of the Borrower and (b) in the case of the UPREIT Restructuring, the sole general partner of the Borrower.

“Holdings Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by Holdings and the IPO Company, as applicable, in accordance with Section 7.4(e), substantially in the form of Exhibit O, or in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which each of Holdings and the IPO Company, as applicable, become a Group Member and a Loan Party after the Effective Date.

“Holdings Transaction”: any of the Holdco Restructuring, the UPREIT Restructuring or the formation of the IPO Company.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables paid in accordance with their terms (or unpaid but subject to a bona fide dispute) incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Swap Agreements, valued at the Termination Value thereof. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or variation date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders, nine or 12) months thereafter, as selected by the Borrower in its notice of borrowing or notice of variation, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders, nine or 12) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period that would extend beyond the date final payment is due on the Loans;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investments”: as defined in Section 7.8.

“IP Security Agreements”: the collective reference to the Patent Security Agreement, the Trademark Security Agreement and the Copyright Security Agreement.

“IPO”: means a bona fide underwritten initial public offering of common stock of Holdings or the direct parent company of Holdings (the “IPO Company”) as a direct result of which at least 10.0% of the aggregate common stock of Holdings or the IPO Company (calculated on a fully-diluted basis after giving effect to all options to acquire common stock of

Holdings or the IPO Company then outstanding, regardless of whether such options are then currently exercisable) is beneficially owned by Persons other than the Permitted Investors and Best Buy.

“IPO Company”: as defined in the definition of “IPO.”

“Joinder”: an agreement to be executed and delivered by OpCo in accordance with Section 7.4(e), substantially in the form of Exhibit P, pursuant to which OpCo shall become a party to this Agreement and certain other Loan Documents after the Effective Date.

“JV Agreements”: each of (a) the LLC Agreement, (b) the PCS Services Agreement, (c) the Sprint Trademark Agreement and (d) the Virgin Trademark Agreement.

“Lender Exposure”: with respect to any Lender at any time, an amount equal to the aggregate then unpaid principal amount of such Lender’s Loans, as set forth opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Lender Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Lender Exposure at such time to the aggregate Lender Exposure of all Lenders at such time.

“Lenders”: the several banks and other financial institutions or entities from time to time party to this Agreement.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“LLC Agreement”: the Third Amended and Restated Limited Liability Company Agreement of Virgin Mobile USA, LLC, dated as of August 25, 2003, by and among Bluebottle, Sprint Ventures and Best Buy or, to the extent not prohibited by the terms of this Agreement, including, Sections 7.17 and 8(m), any similar operating agreement of the Borrower, in each case as amended, restated or otherwise modified from time to time.

“Loan”: as defined in Section 2.1.

“Loan Documents”: this Agreement, the Security Documents, the Subordination Agreement, the Notes and any amendment, waiver, supplement, joinder or other modification to any of the foregoing.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or financial condition of the Borrower and its Subsidiaries taken as a whole (and, upon consummation of a Holdings Transaction, Holdings and its Subsidiaries or the IPO Company and its Subsidiaries, as applicable, taken as a whole) or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Distribution Agreement”: any Distribution Agreement, the revenue from which, at any time of determination, equals or exceeds 5% of the consolidated revenue of the Borrower and its Subsidiaries.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Member Agreement”: a Member Agreement, as amended by an amendment substantially in the form of Exhibit H.

“Members”: Sprint Ventures, Bluebottle and Best Buy.

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgages”: each of the mortgages and deeds of trust, if any, made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, each in form and substance reasonably acceptable to the Administrative Agent.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (including, without limitation, by means of tax distributions made in accordance with Section 7.6(b) and after taking into account any available tax credits or deductions and any tax sharing arrangements) and net of appropriate amounts set up as a reserve against liabilities associated with the assets so disposed of and retained by the selling entity after such Asset Sale, as reasonably determined by the Borrower, provided, that upon any termination of such reserve, all amounts not paid-out in connection therewith shall be deemed to be “Net Cash Proceeds” of such Asset Sale and (b) in connection with any issuance or sale of Capital Stock, any capital contribution or any incurrence of Indebtedness, the cash proceeds received from such issuance, capital contribution or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Service Revenue”: for any period, gross service revenue minus airtime taxes and fraud allowance, with each such term having the meaning ascribed thereto in the consolidated statement of income of the Borrower and its consolidated Subsidiaries.

“Non-Excluded Taxes”: as defined in Section 2.19(a).

“Non-U.S. Lender”: as defined in Section 2.19(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities (including obligations and liabilities in respect of cash management services) of the Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements, any affiliate of any Lender or Secured Party), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Specified Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender or Secured Party that are required to be paid by the Borrower pursuant hereto) or otherwise.

“OpCo”: as defined in the definition of “UPREIT Restructuring”.

“Original Transaction”: (1) the repayment in full and termination of all indebtedness under those certain Amended and Restated Revolving Notes, dated as of July 8, 2004, between the Borrower and each of Sprint Ventures and Barfair Limited, an affiliate of Bluebottle, respectively (as amended to the date hereof), in an aggregate amount equal to approximately $42,700,000, (2) the repayment in full and termination of all indebtedness under the certain Second Amended and Restated Loan and Security Agreement, dated as of July 10, 2003, between the Borrower and Fleet Retail Group, Inc., Wells Fargo Foothill, Inc. and Back Bay Capital Funding LLC, as amended, in an aggregate amount equal to approximately $39,100,000, and the termination of all Liens granted in connection therewith and (3) the return of capital and other cash distributions to each of the Members and certain members of managing in an aggregate amount equal to approximately $380,600,000.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”: as defined in Section 10.6(c).

“Patent Security Agreement”: the Patent Security Agreement (as the same may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time), dated as of July 14, 2005, by and among the Borrower, the Subsidiary Guarantors and the Collateral Agent, a copy of which is attached hereto as Exhibit B.

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“PCS Services Agreement”: the PCS Services Agreement dated as of October 4, 2001, by and between Sprint Spectrum and the Borrower, as amended to the date hereof and as further amended, restated or otherwise modified from time to time in accordance with the terms hereof.

“Permitted Acquisition” means any acquisition by the Borrower or a Subsidiary Guarantor of any portion of the assets of, or more than 50% of the Capital Stock in, a Person or division or line of business of a Person if, at the time of and immediately after giving effect thereto, (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) all transactions related thereto are consummated in accordance with applicable laws, (c) all the Capital Stock in each Subsidiary formed for the purpose of or resulting from such acquisition shall be owned directly by the Borrower or a Subsidiary Guarantor and all actions required to be taken with respect to such acquired or newly-formed Subsidiary under Section 6.10 shall be taken in accordance with the terms thereof, (d) in case of an acquisition of assets, such assets (other than assets to be retired or disposed of) are to be used, and in the case of an acquisition of Capital Stock, the Person so acquired is engaged, in the same line of business as that of the Borrower or a line of business reasonably related thereto, (e) the Borrower and the Subsidiaries are in compliance, on a pro forma basis after giving effect to such acquisition, with the covenants contained in this Agreement, with the applicable covenants contained in Section 7.1 being recomputed in accordance with the second sentence of the definition of “Consolidated Adjusted EBITDA”, and (f) the Borrower has delivered to the Administrative Agent a certificate of a Responsible Officer to the effect set forth in clauses (a) through (e) above, together with all financial information for the Person or assets to be acquired as reasonably requested by the Administrative Agent.

“Permitted Investors”: the collective reference to Bluebottle, Sprint Ventures and any of their respective Affiliates.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“PIK Notes”: the collective reference to any promissory note issued at any time in a principal amount equal to the amount of accrued interest at such time with respect to any loan under the Subordinated Revolving Facility that is not paid in cash or by the issuance of additional Capital Stock of the Borrower and any promissory note issued for the payment of dividends or distributions as permitted under Section 7.6(b).

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pricing Grid”: the table set forth below.

Consolidated Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans
≥ 4.0 to 1.0	4.95%	3.95%
< 4.0 to 1.0	4.50%	3.50%

For the purposes of the Pricing Grid, changes in the Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid shall apply. Each determination of the Consolidated Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.1.

“Projections”: as defined in Section 6.2(c).

“Properties”: as defined in Section 4.17(a).

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Register”: as defined in Section 10.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Loans pursuant to Section 2.11(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrower’s business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring 365 days after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of the aggregate unpaid principal amount of the Loans then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Payments”: as defined in Section 7.6.

“S&P”: Standard & Poor’s Ratings Services.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Collateral Agency Agreement, the Holdings Agreement, the IP Security Agreements, the Mortgages and all other security documents delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvency Certificate”: a certificate duly executed by the chief financial officer of the Borrower substantially in the form of Exhibit N.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such

Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Swap Agreement”: (i) each Swap Agreement listed on Schedule 1.1D, provided that no such agreement shall be extended, renewed, assigned or substituted in any respect and (ii) any Swap Agreement entered into by the Borrower and any Lender or affiliate thereof after the Effective Date in respect of interest rates, currency exchange rates or commodity prices.

“Sprint Communications”: Sprint Communications Company, L.P., a Delaware limited partnership.

“Sprint Spectrum”: Sprint Spectrum L.P., a Delaware limited partnership.

“Sprint Trademark Agreement”: the Trademark License Agreement dated as of October 4, 2001, by and between Sprint Communications and the Borrower, as amended, restated or otherwise modified from time to time in accordance with the terms hereof.

“Sprint Ventures”: Sprint Ventures, Inc., a Kansas corporation.

“Subordinated Debt”: means Indebtedness (other than Indebtedness under the Subordinated Revolving Facility) that, by the terms of any agreement or instrument pursuant to which such Indebtedness is incurred, is expressly made subordinate in right of payment and priority to the Indebtedness of any Loan Party under the Loan Documents.

“Subordinated Lenders”: the Lenders under and as defined in the Subordinated Revolving Facility.

“Subordinated Revolving Facility”: that certain Credit Agreement (as the same may be amended, amended and restated, supplemented, refinanced or otherwise modified, renewed or replaced from time to time), dated as of July 19, 2006, by and among the Borrower, Virgin, Sprint Spectrum and the other Subordinated Lenders from time to time party thereto.

“Subordinated Revolving Obligations”: the obligations of the Borrower to Virgin, Sprint Spectrum and the other Subordinated Lenders from time to time party thereto under the Subordinated Revolving Facility.

“Subordination Agreement”: that certain Subordination and Intercreditor Agreement (as the same may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time) dated the date hereof by and among the Agents, Virgin, Sprint Spectrum, the Borrower and the Subsidiary Guarantors party thereto in substantially the form attached as Exhibit M.

“Subscriber”: End Users (as defined in the PCS Services Agreement) (1) that are included in the Borrower’s Siebel CRM system database (or any replacement database system therefor) and (2) that are not Deactivated.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Subsidiary of the Borrower other than any Excluded Foreign Subsidiary; collectively, the “Subsidiary Guarantors”.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement.”

“Syndication Agent”: as defined in the preamble hereto.

“Termination Letter”: as defined in the Introductory Statement hereto.

“Termination Value”: in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Trademark Security Agreement”: the Trademark Security Agreement (as the same may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time), dated as of July 14, 2005, by and among the Borrower, the Subsidiary Guarantors and the Collateral Agent, a copy of which is attached hereto as Exhibit C.

“Transaction”: the restructuring of the Existing Obligations as described herein and in the Termination Letter, and the execution, delivery and performance by the Borrower of this Agreement, the Subordinated Revolving Facility, the Subordination Agreement and any other document executed in connection herewith or therewith.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”: the United States of America.

“UPREIT Restructuring”: any transaction in which the Borrower becomes a limited partnership (“OpCo”), the sole general partner of which shall be a U.S. entity, with (i) such general partner being the record and beneficial owner, directly, of 100% of each class of outstanding Capital Stock of OpCo (other than (a) any non-voting Capital Stock owned by Sprint Ventures or its Affiliates, which interest shall not exceed a percentage of all outstanding non-voting Capital Stock equal to the percentage of Capital Stock of the Borrower owned by Sprint Ventures on the Effective Date and (b) any options or similar rights permitted pursuant to the LLC Agreement), (ii) all of such general partner’s Subsidiaries and other assets thereafter held through OpCo and (iii) OpCo thereafter being the sole Borrower hereunder.

“VEL”: Virgin Enterprises Limited, a company organized under the laws of England.

“Virgin”: Virgin Entertainment Holdings, Inc.

“Virgin Trademark Agreement”: the Trademark License Agreement dated as of October 4, 2001, by and between VEL and the Borrower, as amended, restated or otherwise modified from time to time in accordance with the terms hereof.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) Upon consummation of a Holdings Transaction, the references in the following definitions to “the Borrower” shall be deemed to refer to “Holdings” or the “IPO Company”, as applicable: “Consolidated Current Assets”, “Consolidated Current Liabilities”, “Consolidated Fixed Charges”, “Consolidated Interest Expense”, “Consolidated Net Income”, “Consolidated Total Debt” and “Excess Cash Flow”.

1.3 Acknowledgment of Existing Obligations; No Novations; Ratification.

(a) The Borrower hereby confirms and acknowledges to the Administrative Agent and the Lenders that, immediately prior to the Effective Date, the aggregate principal amount of the Existing Obligations is as set forth in the Introductory Statement of this Agreement, as to which the Borrower is truly and justly indebted, in all cases, without offset, defense or counterclaim.

(b) It is expressly understood and agreed by the parties that, as of the Effective Date (i) no novation is intended and that, as of the Effective Date, the Existing Obligations have not been repaid, satisfied or discharged, but for all purposes constitute indebtedness and obligations outstanding under this Agreement and (ii) this Agreement shall supersede and replace in its entirety the Existing Credit Agreement. Notwithstanding the foregoing, the Revolving Loans shall be terminated pursuant to the Termination Letter.

(c) The Borrower acknowledges and agrees that, prior to and as of the Effective Date, the Liens on the Collateral granted under the Security Documents to secure, among other things, payment and performance of the Existing Obligations are in all respects continuing and in full force and effect and secure the payment and performance of the Existing Obligations and will, from and after the Effective Date, continue, under the Security Documents, to secure, among other things, payment and performance of the Obligations.

SECTION 2. AMOUNT AND TERMS OF THE LOANS

2.1 Loans. Subject to the terms and conditions hereof and the payment in full of the other Existing Obligations, the Lenders agree to restructure $479,000,000 of the Term Loans (as defined in the Existing Credit Agreement) into term loans (the “Loans”) on the Effective Date, which Loans shall be allocated pro rata based on each Lender’s Lender Exposure Percentage. The Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.12.

2.2 [INTENTIONALLY OMITTED].

2.3 Repayment of Loans. The Loan of each Lender shall mature in 19 consecutive quarterly installments, each of which shall be in an amount equal to such Lender’s Lender Exposure Percentage multiplied by the amount set forth below opposite such installment:

Installment	Principal Amount
September 30, 2006	$9,250,000
December 31, 2006	$9,250,000
March 31, 2007	$9,250,000
June 30, 2007	$9,250,000
September 30, 2007	$9,250,000
December 31, 2007	$9,250,000
March 31, 2008	$12,500,000
June 30, 2008	$12,500,000
September 30, 2008	$12,500,000
December 31, 2008	$12,500,000
March 31, 2009	$12,500,000
June 30, 2009	$12,500,000
September 30, 2009	$12,500,000
December 31, 2009	$12,500,000
March 31, 2010	$12,500,000
June 30, 2010	$12,500,000
September 30, 2010	$12,500,000
December 14, 2010	$286,000,000

2.4 [INTENTIONALLY OMITTED].

2.5 [INTENTIONALLY OMITTED].

2.6 [INTENTIONALLY OMITTED].

2.7 [INTENTIONALLY OMITTED].

2.8 Fees, etc. The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.9 [INTENTIONALLY OMITTED].

2.10 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to

Section 2.20. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of the Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

2.11 Mandatory Prepayments. (a) If any Indebtedness shall be issued or incurred by any Group Member (excluding any Indebtedness incurred in accordance with Section 7.2 (other than Indebtedness incurred in accordance with Section 7.2(i))), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Loans as set forth in Section 2.11(e); provided, that the foregoing percentage shall be reduced to 50% if the Consolidated Leverage Ratio as of the last day of the period of four consecutive fiscal quarters most recently ended is less than or equal to 2.0 to 1.0 and the Consolidated Fixed Charge Coverage Ratio as of the last day of the period of four consecutive fiscal quarters most recently ended is greater than 1.0 to 1.0.

(b) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Loans as set forth in Section 2.11(e); provided, that, notwithstanding the foregoing, (i) up to $1,000,000 of the aggregate Net Cash Proceeds of Asset Sales and Recovery Events may be excluded from the foregoing requirement pursuant to a Reinvestment Notice in any fiscal year of the Borrower and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loans as set forth in Section 2.11(e).

(c) If, for any fiscal year of the Borrower, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Loans as set forth in Section 2.11(e). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five days after the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are delivered to the Lenders.

(d) If on any date any Group Member shall receive Net Cash Proceeds from any capital contribution to, or issuance of Capital Stock of, any Group Member (other than pursuant to any employee stock, stock option compensation plan or an equity investment by the Equity Investors or any of their respective Affiliates to the Borrower), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such capital contribution or issuance toward the prepayment of the Loans as set forth in Section 2.11(e); provided, that the foregoing percentage shall be reduced to 50% to the extent that the Consolidated Leverage Ratio on a pro forma basis after giving effect such contribution or issuance is less than or equal to 2.0 to 1.0.

(e) Amounts to be applied in connection with prepayments made pursuant to Section 2.11 shall be applied to the prepayment of the Loans in accordance with Section 2.17(b). The application of any prepayment pursuant to Section 2.11 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 2.11 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(f) No repayment or prepayment pursuant to this Section 2.11 or Section 2.10 shall affect any of the Borrower’s obligations under any Swap Agreement.

2.12 Variation and Continuation Options. (a) The Borrower may elect from time to time to vary the terms of any Eurodollar Loans as set forth in the next sentence by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed variation date, provided, that any such variation of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. From the variation date, any such Eurodollar Loan shall be treated as being made on the terms of an ABR Loan and for the purpose of this Agreement shall thereafter be referred to as an ABR Loan. The Borrower may elect from time to time to vary the terms of any ABR Loans as set forth in the next sentence by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed variation date (which notice shall specify the length of the initial Interest Period therefor), provided, that no such election may be made in relation to any ABR Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such elections. From the variation date, any such ABR Loan shall be treated as being made on the terms of a Eurodollar Loan and for the purpose of this Agreement shall thereafter be referred to as a Eurodollar Loan. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided, that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso the terms of such Loans shall be automatically varied and treated as made on the terms of an ABR Loan with effect from the last day of such then expiring Interest Period (and for the purpose of this Agreement shall hereafter be referred to as an ABR Loan). Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, variations and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than 12 Eurodollar Tranches shall be outstanding at any one time.

2.14 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)(i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% and (ii) if all or a portion of any interest payable on any Loan or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided, that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.15 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

2.16 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given, (x) any ABR Loans that were to have had their terms varied pursuant to Section 2.12 on the first day of such Interest Period and to have thereafter been treated as made in the terms of Eurodollar Loans shall be continued on the terms of ABR Loans and (y) any outstanding Eurodollar Loans shall have their terms varied pursuant to Section 2.12, on the last day of the then-current Interest Period, thereafter being treated as made on the terms of ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be continued as such, nor shall the Borrower have the right to vary the terms of Loans pursuant to Section 2.12 or to treat such Loans as made on the terms of Eurodollar Loans.

2.17 Pro Rata Treatment and Payments. (a) [INTENTIONALLY OMITTED].

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders. The amount of each principal prepayment of the Loans shall be applied to reduce the then remaining installments of the Loans pro rata based upon the respective then remaining principal amounts thereof. Amounts prepaid on account of the Loans may not be reborrowed.

(c) [INTENTIONALLY OMITTED].

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) [INTENTIONALLY OMITTED].

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.18 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.19 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, varying the terms of ABR Loans pursuant to Section 2.12 so as to be treated as made on the terms of, continuing or maintaining Eurodollar Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section, showing the calculations of the amounts payable in reasonable detail, submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided, that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit K and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation and in such case the Participant shall deliver such forms to the Lender from which it purchased the Participation). In addition, each Non U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided, that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.19 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in varying the terms of ABR Loans so as to be treated as made on the terms of, or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or variation of Eurodollar Loans pursuant to Section 2.12 after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so varied or continued, for the period from the date of such prepayment or of such failure to vary or continue to the last day of such Interest Period (or, in the case of a failure to vary or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section, showing the calculation of the amounts payable in reasonable detail, submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

2.22 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a) with a replacement financial institution; provided, that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided, that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

SECTION 3. [INTENTIONALLY OMITTED].

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1 Financial Condition. (a) [INTENTIONALLY OMITTED].

(b) The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 2005, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by PricewaterhouseCoopers LLP, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 2006, and the related unaudited consolidated statements of income and cash flows for such month and the portion of the fiscal year through the end of such month, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for such month and the portion of the fiscal year through the end of such month (subject to normal year end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long term leases or unusual forward or long term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from April 1, 2006 to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property.

4.2 No Change. Since December 31, 2005, there has been no development or event that has not been disclosed to the Lenders and that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6 Litigation. Except as set forth on Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the IPO Company, Holdings or the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) that could reasonably be expected to have a Material Adverse Effect. No JV Agreement or Distribution Agreement is the subject of any pending (or to the knowledge of the Borrower, threatened) litigation, investigation or proceeding of or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

4.7 No Default. No Default or Event of Default has occurred and is continuing. No Group Member (and with respect to each JV Agreement or Distribution Agreement, no counterparty thereto, to the knowledge of the Borrower) is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.

4.8 Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien except as permitted by Section 7.3.

4.9 Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the IPO Company, Holdings or the Borrower know of any valid basis for any such claim. The use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

4.10 Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim has been asserted in writing, with respect to any such tax, fee or other charge.

4.11 Federal Regulations. No part of the proceeds of any Loans has been or will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1, as applicable, referred to in Regulation U.

4.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15 Subsidiaries. As of the Effective Date, Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents or as permitted by the LLC Agreement.

4.16 [INTENTIONALLY OMITTED].

4.17 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

4.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or written statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading. The projections contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse

Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19 Security Documents. Each of the Security Documents (other than the Mortgages) continues to be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Equity Interests described in the Guarantee and Collateral Agreement and the Holdings Agreement, when stock certificates or other certificates representing such Pledged Equity Interests are delivered to the Collateral Agent, and in the case of the other Collateral described in the Security Documents (other than the Mortgages), as applicable, as a result of the filing of financing statements and other filings specified on Schedule 4.19(a) in appropriate form in the offices specified on Schedule 4.19(a), such Security Documents constitute or shall each constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement and the Holdings Agreement), in each case prior and superior in right to any other Person (except Liens permitted by Section 7.3).

4.20 Solvency. Each of the Borrower and its Subsidiaries is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and with the other Loan Documents and in connection with the Subordinated Revolving Facility, will be, Solvent.

4.21 [RESERVED].

4.22 [INTENTIONALLY OMITTED].

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction (or waiver by the Lenders) of the following conditions precedent:

(a) Credit Agreement. The Agents shall have received this Agreement or, in the case of the Lenders, an Addendum, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A.

(b) Security Documents. The Agents shall have received an amendment to the Guarantee and Collateral Agreement in form and substance reasonably satisfactory to the Agents.

(c) Financial Statements. The Lenders shall have received (i) audited consolidated financial statements of the Borrower for the 2005 fiscal year, (ii) unaudited consolidated financial statements of the Borrower for the fiscal quarter ended March 31, 2006, (iii) a report in form and substance reasonably satisfactory to the Agents detailing the number of Subscribers as of the month ended May 31, 2006, (iv) unaudited interim financial statements of the Borrower for the month ended May 31, 2006 and (v) unaudited interim consolidated financial statements of the Borrower for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph as to which such financial statements are available, and such report and financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower.

(d) Projections. The Agents shall have received satisfactory projections through 2008.

(e) Approvals; Consents. All governmental and material third party approvals and consents (including landlord (if any), shareholder and/or member approvals and consents) necessary in connection with the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect.

(f) Member Agreements and Consents to Assignment. The Agents shall have received (i) an amendment to the Member Agreement, executed and delivered by each of Sprint Ventures and Bluebottle and (ii) an amendment to each Consent to Assignment, executed and delivered by each of Sprint Spectrum, Sprint Communications and VEL, in each case in form and substance reasonably satisfactory to the Agents.

(g) Lien Searches. The Agents shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 7.3 or discharged on or prior to the Effective Date pursuant to documentation reasonably satisfactory to the Agents.

(h) Interest and Fees. On or before the Effective Date, the Lenders, the Arrangers and the Agents shall have received all fees required to be paid.

(i) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Agents shall have received (i) a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit F, with appropriate insertions and attachments, including the certificate of formation of the Borrower certified by the relevant authority of the jurisdiction of organization of the Borrower and resolutions of the Board of Directors of the Borrower and the Members, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(j) Legal Opinions. The Agents shall have received the legal opinion of Simpson Thacher & Bartlett LLP, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit J.

(k) Pledged Notes. The Collateral Agent shall have received each promissory note (if any) pledged to the Collateral Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(l) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Agents to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(m) Solvency Certificate. The Agents shall have received a Solvency Certificate that shall document the solvency of each of the Group Members after giving effect to the transactions contemplated hereby.

(n) [INTENTIONALLY OMITTED].

(o) Insurance. The Agents shall have received insurance certificates satisfying the requirements for insurance set forth in Section 5.2(b) of the Guarantee and Collateral Agreement.

(p) Patriot Act. Each of the Lenders shall have received all documentation and other information required by Governmental Authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including as required by the Patriot Act.

(q) Subordinated Revolving Facility. The Agents shall have received a fully executed copy of the Subordinated Revolving Facility and any other material document executed in connection therewith, each in form and substance reasonably satisfactory to the Agents.

(r) Subordination Agreement. The Agents shall have received a fully executed copy of the Subordination Agreement.

(s) No Default. No Default or Event of Default shall have occurred and be continuing under this Agreement on the Effective Date.

(t) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects.

5.2 [INTENTIONALLY OMITTED].

SECTION 6. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as any Loan shall remain outstanding or unpaid under this Agreement, the Borrower shall and shall cause each of its Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent for the benefit of each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year end audit adjustments); and

(c) as soon as available, but in any event not later than 45 days after the end of each month occurring during each fiscal year of the Borrower, the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); provided, that the requirements set forth in this Section 6.1(c) shall no longer apply if the Consolidated Leverage Ratio as of the last day of any period of four consecutive fiscal quarters most recently ended is less than or equal to 2.0 to 1.0.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods. After a Holdings Transaction, all such financial statements shall be with respect to Holdings and its consolidated Subsidiaries or the IPO Company and its consolidated Subsidiaries, as applicable.

6.2 Certificates; Other Information. Furnish to the Administrative Agent for the benefit of each Lender (or, in the case of clause (h), to the relevant Lender):

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default resulting from a breach of Section 7.1(b), 7.1(c), 7.1(d) or 7.1(e), except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any existing Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a list of any material Intellectual Property acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Effective Date);

(c) as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) within 15 days of the last day of any month, a report in form and substance reasonably satisfactory to the Administrative Agent detailing the number of Subscribers as of the end of such month; provided, that the reporting requirement set forth in this Section 6.2(d) shall no longer apply if the Consolidated Leverage Ratio as of the last day of any period of four consecutive fiscal quarters most recently ended is less than or equal to 2.0 to 1.0;

(e) within 10 days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities (other than, prior to an IPO, such financial statements and reports that are sent to a Permitted Investor in its capacity as a holder of debt securities) or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC;

(f) promptly and, other than those notices required by Section 6.7, in any event within two Business Days after delivery or receipt thereof, copies of all (i) notices or documents given or received by the Borrower pursuant to any JV Agreement other than routine correspondence relating to routine aspects of the transactions contemplated by such agreements and (ii) amendments, waivers or other modifications of any Material Distribution Agreement;

(g) no later than 10 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any agreement governing any Subordinated Debt permitted hereunder or any proposed amendment, supplement, waiver or other modification thereof; and

(h) promptly, such additional financial and other information as any Lender (or potential Lender) may from time to time reasonably request.

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member and except where failure to make such payment could not reasonably be expected to have a Material Adverse Effect.

6.4 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance. (a) Keep all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records upon reasonable notice, at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.

6.7 Notices. Promptly give notice to the Administrative Agent:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case could reasonably be expected to have a Material Adverse Effect;

(c) any litigation, investigation or proceeding affecting any Group Member (i) in which the amount involved is $5,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought that, if enforced, would be of similar impact or (iii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;

(e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect; and

(f)(i) any breach, default or event of default by any party thereto under any JV Agreement or Distribution Agreement or, upon obtaining knowledge thereof, any other event that could reasonably be expected to lead to the termination, cancellation, revocation or suspension of any JV Agreement or Material Distribution Agreement and (ii) any termination, cancellation, revocation or suspension of any Distribution Agreement.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8 Environmental Laws. (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9 Interest Rate Protection. In the case of the Borrower, within 90 days after the Effective Date, enter into, and thereafter maintain, Swap Agreements to the extent necessary to provide that at least 50% of the aggregate principal amount of any Subordinated Debt and the Loans is subject to either a fixed interest rate or interest rate protection for a period of not less than two years, which Swap Agreements shall have terms and conditions reasonably satisfactory to the Agents.

6.10 Additional Collateral, etc. (a) With respect to any property acquired after the Effective Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below and (y) any property subject to a Lien expressly permitted by Section 7.3(g) or (h)) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent may reasonably request to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions as the Collateral Agent may reasonably request to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority (except with respect to Liens expressly permitted by Section 7.3(h)) security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $1,000,000 and any leasehold interest in real property under which the annual rent exceeds $1,000,000 acquired after the Effective Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.3(g) or (h)), promptly (i) execute and deliver a first priority Mortgage, in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property, (ii) if reasonably requested by the Collateral Agent, provide the Collateral Agent with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Collateral Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) to the extent the same can be obtained by the exercise of commercially reasonably efforts, any consents or estoppels reasonably requested by the Collateral Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent and (iii) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance reasonably satisfactory to the Collateral Agent.

(c) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Effective Date by any Loan Party (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Collateral Agent may reasonably request to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions as the Collateral Agent may reasonably request to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit F, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance reasonably satisfactory to the Administrative Agent.

(d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Effective Date by any Loan Party, promptly (i) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Collateral Agent may reasonably request to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Loan Party (provided, that in no event (A) shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged and (B) shall any Excluded Foreign Subsidiary be required to become a Subsidiary Guarantor), (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as the Collateral Agent may reasonably request to perfect the Collateral Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance reasonably satisfactory to the Administrative Agent.

6.11 Credit Rating. From and after the later to occur of the time that the Administrative Agent and Syndication Agent begin the process of syndicating this Agreement and October 1, 2007, at all times cause the credit facility provided for under this Agreement to be assigned a credit rating by both S&P and Moody’s.

6.12 Working Capital. Borrow loans under the Subordinated Revolving Facility as necessary to maintain compliance with Section 7.1(a).

6.13 Deposit Account Control Agreements. Use commercially reasonable efforts to deliver to the Collateral Agent within sixty (60) days following the Effective Date one or more Deposit Account Control Agreements, properly executed by the Borrower and each bank at which the Borrower maintains deposit accounts, provided that nothing in this Section 6.12(a) shall be deemed to modify the Borrower’s obligation to provide the Collateral Agent with “control” (within the meaning of Section 9-104 of the New York Uniform Commercial Code) over the deposit accounts of the Borrower as required under the Guarantee and Collateral Agreement.

6.14 Leasehold Mortgages. Use commercially reasonable efforts to deliver to the Collateral Agent, with respect to each real property leasehold interest of the Borrower listed on Schedule 1.1B hereto, a properly executed leasehold mortgage in form and substance reasonably satisfactory to the Collateral Agent.

SECTION 7. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as any Loan shall remain outstanding or other amount is owing to any Lender or the Administrative Agent under this Agreement, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Working Capital. So long as there is availability under the Subordinated Revolving Facility, allow the accounts payable of the Borrower or any Subsidiary Guarantor to remain unpaid more than 55 days, on average, from the original date of invoice, excluding invoices that are subject to a bona fide dispute.

(b) Minimum Net Service Revenue. Permit the Net Service Revenue as at the last day of any fiscal quarter set forth below to be less than the number set forth below opposite such fiscal quarter:

Fiscal Quarter	Minimum Net Service Revenue
June 30, 2006	$220,000,000
September 30, 2006	$210,000,000
December 31, 2006	$210,000,000

(c) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters (or, if less, the number of full fiscal quarters subsequent to the Effective Date) of the Borrower, Holdings or the IPO Company, as applicable, ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Leverage Ratio
March 31, 2007	6.75 to 1.0
June 30, 2007	4.75 to 1.0
September 30, 2007	4.25 to 1.0
December 31, 2007	4.25 to 1.0
March 31, 2008	3.75 to 1.0
June 30, 2008	3.50 to 1.0
September 30, 2008	3.25 to 1.0
December 31, 2008 (and thereafter)	3.0 to 1.0

(d) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters (or, if less, the number of full fiscal quarters subsequent to the Effective Date) of the Borrower, Holdings or the IPO Company, as applicable, ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Fixed Charge Coverage Ratio
September 30, 2007	1.0 to 1.0
December 31, 2007	1.0 to 1.0
March 31, 2008	1.1 to 1.0
June 30, 2008	1.1 to 1.0
September 30, 2008	1.1 to 1.0
December 31, 2008 (and thereafter)	1.15 to 1.0

(e) Minimum Consolidated Adjusted EBITDA. Permit Consolidated Adjusted EBITDA as at December 31, 2006 for the period of four consecutive fiscal quarters to be less than $40,000,000.

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b)(i) Indebtedness of the Borrower owing to any Subsidiary and of any Wholly Owned Subsidiary Guarantor owing to the Borrower or any other Subsidiary and (ii) Indebtedness of any Subsidiary that is not a Loan Party owing to any other Subsidiary that is not a Loan Party;

(c) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Wholly Owned Subsidiary Guarantor;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding;

(f) after June 30, 2006, Indebtedness (i) in the form of purchase price adjustments in connection with any Permitted Acquisition and (ii) of any Person that becomes a Subsidiary after the date hereof as a result of any Permitted Acquisition, provided, that (A) in the case of clause (ii) above, such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (B) in the case of clauses (i) and (ii) above, the Borrower and the Subsidiaries are in compliance, on a pro forma basis after giving effect to the incurrence of any such Indebtedness, with the covenants contained in this Agreement (including, without limitation, Section 7.1);

(g) Obligations with respect to (i) surety, appeal and performance bonds obtained by the Borrower or any of the Subsidiaries in the ordinary course of business and (ii) bankers’ acceptance, warehouse receipt or similar facilities entered into in the ordinary course of business;

(h) Contingent liabilities arising out of endorsement of checks and other negotiable instruments for deposit or collection in the ordinary course of business, provided, that such liabilities are eliminated within five Business Days of incurrence;

(i) unsecured Subordinated Debt in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $250,000,000 at any time outstanding; provided, that (i) such Subordinated Debt has no scheduled principal payments, amortization or other scheduled payment constituting a return of capital (and does not become mandatorily redeemable at the option of the holder thereof) until the date that is at least six months following the final maturity of the Loan, (ii) (A) other than with respect to any Subordinated Debt issued to the Permitted Investors, the terms and conditions of such Subordinated Debt (including, without limitation, terms and conditions relating to the interest rate, fees, maturity, redemption, subordination, covenants, events of default and remedies), when taken as a whole, are no more restrictive to the Borrower than those contained in comparable transactions in the market at the time of issuance and (B) with respect to any Subordinated Debt issued to the Permitted Investors, such Subordinated Debt shall contain terms and conditions reasonably acceptable to the Agents, (iii) no Default or Event of Default shall have occurred as a result of the incurrence of such Subordinated Debt, (iv) the Borrower and the Subsidiaries are in compliance, on a pro forma basis after giving effect to the incurrence of any such Subordinated Debt, with the covenants contained in this Agreement (including, without limitation, Section 7.1), and (v) the Net Cash Proceeds therefrom are applied to prepay Loans in accordance with Section 2.11(a);

(j) Indebtedness of any Loan Party pursuant to the Subordinated Documents (as defined in the Subordination Agreement), subject in all respects to the Subordination Agreement;

(k) Subordinated Debt of the Borrower to Virgin, Sprint Spectrum or any of their respective Affiliates on substantially similar terms as the terms of the Subordinated Revolving Facility (“Additional Subordinated Debt”); provided that such additional subordinated loans may be made as term loans or revolving loans; and provided further that any such additional subordinated loans shall be subject in all respects to a subordination agreement substantially in the form of the Subordination Agreement;

(l) additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $15,000,000 at any one time outstanding; and

(m) Indebtedness outstanding under the PIK Notes.

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided, that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided, that no such Lien is spread to cover any additional property after the Effective Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets, provided, that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, provided, that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Borrower or any subsidiary and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, plus accrued interest and premiums in respect thereof;

(i) Liens created pursuant to the Security Documents;

(j) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(k) Liens that are statutory, common law, or contractual rights of set-off relating to deposit accounts in favor of banks and other depositary institutions in the ordinary course of business;

(l) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 8(h) and in respect of which the Borrower or the Subsidiary subject thereto shall be prosecuting an appeal or proceedings for review in good faith and shall be maintaining appropriate reserves with respect thereto;

(m) licenses and sublicenses of Intellectual Property in the ordinary course of business and in a manner that does not materially interfere with the business of the Borrower and its Subsidiaries;

(n) Liens (subject and fully subordinate to the Liens granted to the Collateral Agent on behalf of the Secured Parties under the Security Documents) on the Collateral in favor of the Subordinated Lenders securing the Subordinated Revolving Obligations, provided, that (1) such Liens shall be subject in all respects to terms set forth in the Subordination Agreement and (2) the instruments and agreements pursuant to which such Liens are created are reasonably satisfactory in form and substance to the Agents;

(o) Liens on the Collateral securing the Indebtedness permitted pursuant to Section 7.2(k), provided, that such Liens shall be (1) subject and fully subordinate to the Liens granted to the Collateral Agent and (2) subject in all respects to a subordination agreement substantially in the form of the Subordination Agreement; and

(p) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $2,500,000 at any one time.

7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or permit any change to its organizational structure, or Dispose of all or substantially all of its property or business, except that:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided, that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided, that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation);

(b) any Subsidiary of the Borrower that is not a Subsidiary Guarantor, nor a Subsidiary of a Subsidiary Guarantor, may be merged or consolidated with or into any other Subsidiary of the Borrower that is not a Subsidiary Guarantor; provided, that if one Subsidiary to such merger or consolidation is a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving corporation;

(c) any Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any Wholly Owned Subsidiary Guarantor (upon voluntary liquidation or otherwise), (ii) to a Subsidiary that is not a Subsidiary Guarantor if the Subsidiary making the Disposition is not a Subsidiary Guarantor or (iii) pursuant to a Disposition permitted by Section 7.5, and upon the occurrence of any of the foregoing events described in clause (i), (ii) or (iii), the disposing Subsidiary may be dissolved;

(d) any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation; and

(e) solely in contemplation of an IPO, the consummation of any Holdings Transaction; provided, that in each case, (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) such Holdings Transaction shall not cause the Borrower and its Subsidiaries, or any of their respective assets, to be subject to any current or reasonably foreseeable material tax liabilities, (iii) such Holdings Transaction shall not have a Material Adverse Effect, (iv) in the case of the UPREIT Restructuring, OpCo shall become a party to this Agreement and the Guarantee and Collateral Agreement pursuant to a Joinder, in each case on terms reasonably satisfactory to the Agents, (v) Holdings shall enter into the Holdings Agreement on terms reasonably satisfactory to the Agents, (vi) the IPO Company, as applicable, shall enter into the Holdings Agreement on terms reasonably satisfactory to the Agents, and (vii) the Borrower shall have provided to the Lenders all information and documentation, including, without limitation, any legal opinions of one or more counsel to a Group Member, with respect to such Holdings Transaction, the Holdings Agreement, this Agreement, each Joinder or otherwise, as the Agents may reasonably request, and all such information and documentation shall be reasonably satisfactory to the Agents.

7.5 Disposition of Property; Capital Stock. Dispose of any of its property, whether now owned or hereafter acquired, issue any preferred Capital Stock or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition in the ordinary course of business of property that is obsolete, worn out or no longer commercially useful to the Borrower;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions permitted by clauses (i) and (ii) of Section 7.4(c) and by Section 7.4(e);

(d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor;

(e) licenses or sublicenses of Intellectual Property and leases or subleases of other property, in each case, for fair value, in the ordinary course of business and in a manner that does not materially interfere with the business of the Borrower or any of its Subsidiaries;

(f) any Disposition consisting of a contribution of assets permitted by Section 7.8;

(g) any Disposition constituting a Recovery Event;

(h) the Disposition of other property having a fair market value not to exceed $2,000,000 in the aggregate for any fiscal year of the Borrower;

(i) the issuance of preferred Capital Stock permitted under Section 7.6(b) hereof; and

(j) the issuance of preferred Capital Stock in respect of interest on loans under the Subordinated Revolving Facility.

7.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor;

(b) so long as no Event of Default has occurred and is continuing, (i) the Borrower may pay dividends or distributions in cash, PIK Notes or additional Capital Stock to each holder of its Capital Stock, in each case, on a quarterly basis as reasonably determined by the Borrower in an amount equal to the amount of taxable income allocated to such holder for such period (which income shall, for the avoidance of doubt, be calculated without regard to any adjustments to the basis of the assets of the Borrower pursuant to Section 743 of the Code as a result of an election under Section 754 of the Code) multiplied by the higher of (x) the highest effective combined Federal, state and local income tax rate applicable to net income or capital gain recognized during such period to a corporation organized in the United States and (y) 40% and (ii) upon consummation of a Holdings Transaction, the Borrower may pay cash dividends or distributions to Holdings solely to permit Holdings to (A) pay corporate overhead expenses incurred in the ordinary course of business not to exceed $2,000,000 in any fiscal year and (B) pay salaries, bonuses and other compensation to employees of any Group Member which would otherwise be payable by the Borrower or any of its Subsidiaries in the ordinary course of business and in amounts materially consistent with the past practices of the Borrower;

(c) the Borrower may redeem in whole or in part any Capital Stock of the Borrower for another class of Capital Stock or rights to acquire Capital Stock of the Borrower, provided, that such other class of Capital Stock contains terms and provisions at least as advantageous to the Lenders as those contained in the Capital Stock redeemed thereby;

(d) the Borrower may pay cash dividends or distributions to each holder of its Capital Stock; provided, that (i) the aggregate amount of any such dividends and distributions in any fiscal year shall not exceed 100% of any Excess Cash Flow retained by the Borrower in accordance with Section 2.11(c) and (ii) at the time of and immediately after giving effect to any such dividend or distribution, (A) the Consolidated Leverage Ratio as of the last day of the period of four consecutive fiscal quarters most recently ended is less than or equal to 2.0 to 1.0, (B) no Default or Event of Default has occurred and is continuing or would result therefrom, (C) all transactions related thereto are consummated in accordance with applicable laws and (D) the Borrower and the Subsidiaries are in compliance, on a pro forma basis after giving effect to any such dividend or distribution, with the covenants contained in this Agreement (including, without limitation, the covenants contained in Section 7.1);

(e) the Borrower may make payments on account of, or purchase, redeem or retire, options and/or stock appreciation rights granted under the Borrower’s long term incentive plans; and

(f) the Borrower may issue PIK Notes under the Subordinated Revolving Facility.

7.7 Capital Expenditures. Make or commit to make any Capital Expenditure, except Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding $50,000,000 in any fiscal year; provided, that (a) up to 50% of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (b) Capital Expenditures made pursuant to this Section during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to clause (a) above.

7.8 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) investments in Cash Equivalents;

(c) Guarantee Obligations permitted by Section 7.2;

(d) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $1,000,000 at any one time outstanding;

(e) Investments in assets useful in the business of the Borrower and its Subsidiaries made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(f) Permitted Acquisitions;

(g)(i) intercompany Investments by any Group Member in the Borrower or any Person that, prior to such investment, is a Subsidiary Guarantor and (ii) intercompany Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party;

(h) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputed with, customers and suppliers, in each case in the ordinary course of business;

(i) the Borrower or any Subsidiary Guarantor may make Investments in joint ventures or other Persons engaged primarily in one or more businesses in which the Borrower is engaged on the date of this Agreement or that are reasonably related thereto, in an aggregate amount (valued at cost and net of return) not to exceed $50,000,000; provided, that at the time of and immediately after giving effect thereto no Default or Event of Default has occurred and is continuing or would occur after giving effect to such Investment as a result therefrom;

(j) Investments constituting non-cash proceeds of sales, transfers and other dispositions of property to the extent permitted by Section 7.5; and

(k) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $5,000,000 during the term of this Agreement.

7.9 Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to (x) any Subordinated Debt or (y) any Subordinated Revolving Obligations or Additional Subordinated Debt (it being understood that (i) the Borrower and its Subsidiaries shall be permitted to make regularly scheduled interest, fees and principal payments as and when due in respect of Subordinated Debt, other than payments in respect thereof prohibited by the subordination provisions thereof, (ii) so long as no Event of Default shall have occurred and be continuing under this Agreement, the Borrower shall be permitted to make interest, fees and principal payments under the Subordinated Revolving Facility without a reduction in the commitment thereunder (in accordance with the terms of the Subordination Agreement) or any agreement governing Additional Subordinated Debt with or without a concomitant reduction in the commitment thereunder (in accordance with the terms of a subordination agreement substantially in the form of the Subordination Agreement) and re-borrow such repaid amounts, and (iii) the Borrower shall be permitted to issue PIK Notes under the Subordinated Revolving Facility); (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Subordinated Debt incurred as permitted hereunder (other than any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (ii) does not involve the payment of a consent fee); or (c) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as “Designated Senior Indebtedness” (or any other defined term having a similar purpose) for the purposes of any agreement governing any Subordinated Debt incurred as permitted hereunder.

7.10 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the IPO Company, Holdings, the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) contemplated by the JV Agreements (as defined in the LLC Agreement), (b)(i) otherwise permitted under this Agreement, (ii) in the ordinary course of business of the relevant Group Member, and (iii) upon fair and reasonable terms not materially less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, (c) reasonably necessary to consummate a Holdings Transaction and an IPO, or (d) the Subordinated Revolving Facility and any PIK Notes.

7.11 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.

7.12 Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock, any Subordinated Debt or Additional Subordinated Debt or Indebtedness under the Subordinated Revolving Facility) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

7.13 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 (or such other calendar quarter-end date as consented to by the Administrative Agent, such consent not to be unreasonably withheld) or change the Borrower’s method of determining fiscal quarters.

7.14 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) the JV Agreements, (d) any agreements governing any Subordinated Debt or Additional Subordinated Debt incurred as permitted hereunder or Indebtedness under the Subordinated Revolving Facility, (e) any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets and (f) any restriction or encumbrance imposed pursuant to an agreement that has been entered into by the Borrower or any of its Subsidiaries for the disposition of any of its property or assets so long as such Disposition is otherwise permitted to be made under Section 7.5.

7.15 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions existing under the JV Agreements as of the date hereof, (iii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and (iv) and any restrictions imposed pursuant to any agreement governing any Subordinated Debt or Additional Subordinated Debt incurred as permitted hereunder or Indebtedness under the Subordinated Revolving Facility.

7.16 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

7.17 Amendments to JV Agreements. (i) Cancel or terminate, or agree to or permit any amendment, supplement or modification of, any JV Agreement to which it is a party, or grant consents with respect to any obligation thereunder, if such action could reasonably be expected to be adverse to the Lenders, (ii) waive timely performance or observance by any Person of any material obligation under any JV Agreement to which it is a party, (iii) exercise any options or remedies or make any elections under any JV Agreement to which it is a party if such actions could reasonably be expected to be adverse to the Lenders, (iv) compromise or settle any material claim against any counterparty to any JV Agreement to which it is a party, or (v) assign (or permit any counterparty to assign) any of its rights or obligations under any JV Agreement to which it is a party.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)(i) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a) or Section 7 of this Agreement, Section 5 of the Guarantee and Collateral Agreement or Section 5 of the Holdings Agreement or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000; or

(f)(i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)(i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k)(i) prior to a Holdings Transaction,

(A) the Permitted Investors shall cease to have the power to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of the Borrower (determined on a fully diluted basis);

(B) the Permitted Investors shall cease to own, directly or indirectly, of record and beneficially at least 51% of the Capital Stock of the Borrower;

(C) either Sprint Corporation, a Kansas corporation, or Virgin Group Investments Ltd., a British Virgin Islands company, or any of their respective Affiliates, shall cease to be the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act), directly or indirectly, of at least 25% of the outstanding Capital Stock of the Borrower; or

(D) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors; and

(ii) upon consummation of a Holdings Transaction,

(A) the Permitted Investors shall cease to have the power to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of Holdings or the IPO Company, as applicable (determined on a fully diluted basis);

(B) the Permitted Investors shall cease to own, directly or indirectly, of record and beneficially at least 51% of the Capital Stock of Holdings or the IPO Company, as applicable;

(C) either Sprint Corporation, a Kansas corporation, or Virgin Group Investments Ltd., a British Virgin Islands company, or any of their respective Affiliates, shall cease to be the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act), directly or indirectly, of at least 25% of the outstanding Capital Stock of Holdings or the IPO Company (or in the case of an UPREIT Restructuring, the Borrower), as applicable;

(D) the board of directors of Holdings or the IPO Company, as applicable, shall cease to consist of a majority of Continuing Directors; or

(E) Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Borrower (other than (1) any non-voting Capital Stock owned by Sprint Ventures or its Affiliates, which interest shall not exceed a percentage of all outstanding non-voting Capital Stock equal to the percentage of Capital Stock of the Borrower owned by Sprint Ventures on the Effective Date and (2) any options or similar rights permitted pursuant to the LLC Agreement) free and clear of all Liens (except Liens created by the Holdings Agreement); or

(l) as applicable, the IPO Company shall cease to directly own and control, of record and beneficially, 100% of each class of outstanding Capital Stock of Holdings free and clear of all Liens (except Liens created by the Holdings Agreement); or

(m)(i) any JV Agreement shall cease, for any reason, to be in full force and effect or cease to be the legally valid, binding and enforceable obligation of any Person party thereto; (ii) any Person party thereto shall, directly or indirectly, contest such effectiveness, validity, binding nature or enforceability by the filing of a claim, complaint or notice with an arbitrator or any court or other Governmental Authority; (iii) any party to a JV Agreement shall fail to perform or observe the material terms or conditions thereof or shall breach or otherwise be in default thereunder, in any case, beyond any applicable grace period expressly provided for in such JV Agreement, or any such party pursues a right of termination that could reasonably have merit; (iv) the LLC Agreement shall be amended, supplemented or modified in any manner that could reasonably be expected to be adverse to the Lenders; (v) any party to the LLC Agreement shall waive timely performance or observance by any Person of any material obligation thereunder or (vi) any party to a JV Agreement shall assign (or permit any counterparty to assign) any of its rights or obligations under any JV Agreement other than an assignment to an Affiliate of such party so long as such assignment is permitted by the applicable JV Agreement and is not and could not reasonably be expected to be adverse to the Lenders; or

(n) the Virgin Mobile Service (as defined in the PCS Services Agreement) is suspended and such suspension continues for a period of 30 days or more; or

(o)(i) any Member Agreement or any Consent to Assignment shall cease, for any reason, to be in full force and effect or cease to be the legally valid, binding and enforceable obligation of any Person party thereto; (ii) any Person party thereto shall, directly or indirectly, contest such effectiveness, validity, binding nature or enforceability by the filing of a claim, complaint or notice with an arbitrator or any court or other Governmental Authority; or (iii) any party to a Member Agreement or a Consent to Assignment shall fail to perform or observe the material terms or conditions thereof or shall breach or otherwise be in default thereunder; or

(p) any Subordinated Debt or the guarantees thereof, if any, shall cease, for any reason, to be validly subordinated to the Obligations, the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement or the obligations of Holdings or the IPO Company under the Holdings Agreement, as the case may be, as provided in the agreements governing such Subordinated Debt, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of any Subordinated Debt or the holders of at least 25% in aggregate principal amount of any Subordinated Debt shall so assert; or

(q) any Event of Default under and as defined in the Revolving Subordinated Facility shall occur and be continuing;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9. THE AGENTS

9.1 Appointment. (a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents (other than the Security Documents), and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents (other than the Security Documents) and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents (other than the Security Documents), together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document (other than the Security Documents) or otherwise exist against the Administrative Agent.

(b) Each Lender hereby irrevocably designates and appoints the Collateral Agent, for the benefit of the Secured Parties, as the agent of such Lender under the Security Documents, and each such Lender irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of the Security Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of the Security Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in the Security Documents, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth in the Security Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Security Documents or otherwise exist against the Collateral Agent.

9.2 Delegation of Duties. The Agents may execute any of their duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agents shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys in fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys in fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

9.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Lender Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Loans shall have been paid in full, ratably in accordance with such Lender Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Loans, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10 Syndication Agent. The Syndication Agent shall not have any duties or responsibilities hereunder in its capacity as such.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (other than as permitted under this Agreement), release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.17(b) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender; (v) reduce the percentage specified in the definition of Required Lenders without the written consent of all Lenders; or (vi) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Virgin Mobile USA, LLC
10 Independence Boulevard
Warren, NJ 07059
Attention: Chief Financial Officer
Fax: 908-626-0473
Telephone: 908-607-4003

with a copy to:

Virgin Mobile USA, LLC
10 Independence Boulevard
Warren, NJ 07059
Attention: General Counsel
Fax: 908-607-4078
Telephone: 908-607-4017

Administrative Agent:	JPMorgan Chase Bank, N.A.
1111 Fannin, 10th Floor
Houston, TX 770022
Attention: Shadia Aminu
Telecopy: 713-750-2358
Telephone: 713-750-7933

With a copy to:

JPMorgan Chase Bank, N.A.
270 Park Avenue, 4th Floor
New York, NY 10017
Attention: Gianni Russello
Telecopy: 212-270-0430
Telephone: 212-270-0547

provided, that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Arrangers (with respect to syndication only) for all of their reasonable out of pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Effective Date (in the case of amounts to be paid on the Effective Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, each Arranger and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to Chief Financial Officer (Telephone No. 908-607-4003) (Telecopy No. 908-626-0473), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder (other than as permitted under this Agreement) without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld), provided, that no consent of the Borrower shall be required for an assignment to a Lender or an assignment to an affiliate of a Lender or an Approved Fund (as defined below) if such assignment will not result in increased costs to the Borrower or, if an Event of Default under Section 8(a) or (f) has occurred and is continuing, any other Person; and

(B) the Administrative Agent, provided, that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan (i) by any holder of Loans to a Lender, an affiliate of a Lender or an Approved Fund or (ii) by a holder of Loans as of the date hereof.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s portion of the Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided, that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form as the Administrative Agent may require.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, the principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire in a form as the Administrative Agent may require (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”)

in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.19 unless such Participant complies with Section 2.19(d).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.6, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower or any of the Subsidiary Guarantors furnished to such Lender by or on behalf of the Borrower or any of the Subsidiary Guarantors; provided, that prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall agree in writing to be bound by the provisions of Section 10.15.

10.7 Adjustments; Set off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided, that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by .pdf copy or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13 Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

10.14 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans and the other obligations under the Loan Documents (other than obligations under or in respect of Swap Agreements) shall have been paid in full, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.15 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, any Permitted Investor, the Administrative Agent or any Lender pursuant to or in connection with this Agreement; provided, that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

10.16 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17 Delivery of Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender.

10.18 Patriot Act. Each Lender and the Administrative Agent, for itself and not on behalf of any Lender, hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information which identifies the Borrower, which information includes the name and address of the Borrower, its tax identification number and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

10.19 Non-Recourse. No recourse shall be had in respect of any obligation of the Borrower or any other Loan Party under or in respect of any Loan Document (a) against any Member or any Affiliate thereof, or any officer, shareholder, member, director or employee of any such Member or any such Affiliate, and (b) if the Borrower converts to a limited partnership pursuant to the terms hereof, against any partner (including the general partner) of the Borrower or any Affiliate thereof (in each case, other than as set forth in the Holdings Agreement), or any officer, shareholder, member, director or employee of any such partner or any such Affiliate, except, in each case, with respect to fraud or misrepresentation on the part of any such Member or partner or any such officer, shareholder, member, director or employee thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

VIRGIN MOBILE USA, LLC

By	/s/ Daniel Schulman
Name:	Daniel Schulman
Title:	Chief Executive Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Gianni Russello
Name:	Gianni Russello
Title:	Associate

MERRILL LYNCH CAPITAL CORPORATION, as a Lender

By:	/s/ Cecile Baker
Name:	Cecile Baker
Title:	Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Syndication Agent and as a Lender

By:	/s/Cecile Baker
Name:	Cecile Baker
Title:	Director